EP Acquisition Parent, Inc.

Consolidated Financial Statements
Year Ended November 30, 2017

EP Acquisition Parent, Inc.

Contents

Independent Auditor’s Report

Board of Directors
EP Acquisition Parent, Inc.
Reno, Nevada

We have audited the accompanying consolidated financial statements of EP Acquisition Parent, Inc., which comprise the consolidated balance sheet as of November 30, 2017 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EP Acquisition Parent, Inc. as of November 30, 2017, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/S/ BDO USA, LLP

Troy, Michigan
July 13, 2018

Consolidated Financial Statements

EP Acquisition Parent, Inc.

Consolidated Balance Sheet

(Dollars in thousands)

November 30, 2017

Assets
Current Assets
Cash	$15,258
Accounts receivable, net	44,037
Inventories, net	43,564
Deferred income taxes	1,785
Prepaid expenses and other assets	2,530
Total Current Assets	107,174
Property, Plant, Equipment and Mineral Interests, Net	218,074
Goodwill	57,906
Intangible Assets, Net	15,589
Other	11,546
Total Assets	$410,289
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$11,865
Current portion of long-term debt	694
Current portion of pension obligation	1,017
Other accrued liabilities	9,109
Total Current Liabilities	22,685
Pension Obligations	7,732
Long-Term Debt	297,336
Deferred Income Taxes	45,491
Payable to Related Party	1,098
Other Long-Term Liabilities	9,882
Total Liabilities	384,224
Stockholders’ Equity
Additional paid-in-capital	104,388
Accumulated other comprehensive loss	(4,848)
Retained earnings
Dividends	(116,968)
Retained earnings	43,493
Total Stockholders’ Equity	26,065
Total Liabilities and Stockholders’ Equity	$410,289
See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Consolidated Statement of Income

(Dollars in thousands)

Year ended November 30, 2017
Net Sales	$213,219
Cost of Sales	151,375
Gross Margin	61,844
Operating Expenses
General and administrative	21,728
Selling	11,745
Research and development	1,774
Amortization of intangible assets	1,913
Depreciation	547
Total Operating Expenses	37,707
Operating Income	24,137
Interest Expense, Net	19,217
Other Income, Net	(108)
Total Non-Operating Expenses	19,109
Income Before Income Taxes	5,028
Income Tax Expense	1,044
Net Income	$3,984

See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Consolidated Statement of Comprehensive Income

(Dollars in thousands)

Year ended November 30, 2017
Net Income	$3,984
Other Comprehensive Income (Loss)
Foreign currency translation adjustments	1,331
Changes in pension and post-retirement benefits, net of tax	(305)
Other Comprehensive Income	1,026
Comprehensive Income	$5,010

See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Consolidated Statement of Stockholders’ Equity

(Dollars in thousands)

	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Dividends	Retained Earnings	Total Stockholders’ Equity
Balance, November 30, 2016	$104,380	$(5,874)	$(116,968)	$39,509	$21,047
Net income	-	-	-	3,984	3,984
Changes in pension and post-retirement benefits, net of tax	-	(305)	-	-	(305)
Stock compensation	8	-	-	-	8

Foreign currency translation	-	1,331	-	-	1,331
Balance, November 30, 2017	$104,388	$(4,848)	$(116,968)	$43,493	$26,065

See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Consolidated Statement of Cash Flows

(Dollars in thousands)

Year ended November 30, 2017
Operating Activities
Net income	$3,984
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	17,518
Deferred stripping	213
Accretion of debt discount	342
Amortization of deferred financing costs	970
Gain on sale of fixed assets	(21)
Provision for bad debts	39
Deferred taxes	(2,610)
Inventory reserve	250
Changes in operating assets and liabilities
Accounts receivable	(8,754)
Inventories	(5,695)
Prepaid expenses and other	(4,019)
Accounts payable	1,362
Accrued expenses and other	2,443
Net cash provided by operating activities	6,022
Investing Activities
Purchase of fixed assets	(11,755)
Proceeds from sale of fixed assets	21
Cash paid for acquisition, net	(48,812)
Escrow deposit in connection with acquisition	(6,000)
Net cash used in investing activities	(66,546)
Financing Activities
Repayments of long-term debt	(469)
Repayments of capital leases	(64)
Borrowings of debt	62,500
Payments for deferred financing costs	(1,667)
Payments on revolving credit line	(5,639)
Net cash provided by financing activities	54,661
Effect of Exchange Rates on Cash	484
Net Decrease in Cash	(5,379)
Cash, beginning of year	20,637
Cash, end of year	$15,258
Cash Paid for Interest	17,357
Cash Paid for Income Taxes	2,450
See accompanying notes to consolidated financial statements.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

1.    Business and Acquisition

Business

EP Acquisition Parent, Inc. (the “Company”) is headquartered in Reno, Nevada and is the world’s second-largest producer of diatomaceous earth (“DE”) as well as a leading producer of perlite filter aids, clay and absorbents. These products are used in a broad range of filtration, functional additives, absorbent and adsorbent applications. Since establishing its operations in 1945, the Company has grown to a number of production facilities located near some of the world’s best DE, perlite and clay deposits. The operations include (i) Lovelock, Nevada, the Company’s largest facility which produces DE and perlite for filter aid and functional additive applications; (ii) Clark, Nevada, which focuses on DE absorbents and functional additive products; (iii) Fernley, Nevada, which focuses on DE absorbents; (iv) Vale, Oregon, which focuses on DE filter aid and functional additive products; (v) Middleton, Tennessee, which focuses on clay absorbents; (vi) Blair, Nebraska, which focuses on perlite filter aids; and (vii) the recent acquisition of Jackson, Mississippi, which focuses on bleaching clays, activated clay catalysts and adsorbents.

Acquisition

During 2017, the Company formed EP Engineered Clays Corporation (“EPECC”) and in July 2017 it completed the acquisition of assets from BASF Corporation that produces bleaching clay, activated clay catalysts and adsorbents. This transaction included a Jackson, MS production site, a clay mine in Aberdeen, MS, and the mineral rights associated with a mine located in the Navajo Nation near Sanders, Arizona.

The purchase price was approximately $56.6 million, including approximately $51.8 million paid in cash at closing and $4.8 million of estimated contingent consideration. The Company incurred approximately $2.1 million in transaction expenses, including about $0.6 million paid to a related party for assistance with the transaction that were expensed as incurred. The acquisition was to expand operations, including the clay business. The estimated fair values in the purchase price allocation were determined by outside valuations, when appropriate, and management estimates. The goodwill is expected to be deductible for tax purposes. Included in the purchase price is $4.8 million representing management’s best estimate of additional contingent consideration payable to the seller based on certain revenue targets through January 2020. This estimated amount payable is included in Other Long-Term Liabilities on the consolidated balance sheet and did not change from closing to November 30, 2017. The maximum additional purchase price of $6.0 million is being held in a restricted escrow account that was funded by the Company at closing and is included in Other long-term assets on the consolidated balance sheet.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The purchase price has been allocated using the acquisition method of accounting for the assets acquired and liabilities assumed. Following is a preliminary summary of the assets acquired and liabilities assumed:

July 17, 2017

Cash	$2,973
Current assets	212
Inventory	6,535
Property, plant, and equipment	33,650
Mineral rights	8,690
Goodwill	2,427
Customer relationships	3,800
Other intangibles	2,039
60,326
Less: liabilities assumed	(3,741)
$56,585

2.    Summary of Significant Accounting Policies

Consolidated Financial Statements

The consolidated financial statements include the accounts of EP Acquisition Parent, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collectability is reasonably assured. These conditions are generally met at the time of shipment. Net Sales and Cost of Sales include transportation costs that are billed to customers.

International Sales

Net sales by the international operations for the year ended November 30, 2017 were $42,110.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Concentrations of Credit Risk

Concentrations of credit risk consist primarily of cash, trade accounts receivable, and sales concentrations with certain customers. As part of the ongoing control procedures, the Company monitors concentrations of credit risk associated with financial institutions with which they conduct business. Credit risk with financial institutions is considered minimal as the Company utilizes only high quality financial institutions. The Company conducts periodic credit evaluations of its customers’ financial condition and generally do not require collateral. At November 30, 2017, the Company had an allowance for doubtful accounts of $559.

Fair Value of Financial Instruments

FASB ASC Topic 820 established a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”). The hierarchy level assigned to financial instruments recorded at fair value is based on the Company’s assessment of the transparency and reliability of the inputs used in the valuation of such instrument at the measurement date. Level 1 inputs are based on quoted market prices. Level 2 are based on observable inputs, while Level 3 are based on unobservable inputs and management judgment. The Company’s $4.8 million contingent consideration liability related to its July 2017 EPECC acquisition is a Level 3 measurement based on assumptions of estimated revenues during the earn-out period.

The Company’s financial instruments consist primarily of investments in cash, receivables and certain other assets, as well as obligations under accounts payable and long-term debt. The carrying values of these financial instruments approximate its fair value due to their short-term nature or variable interest rates.

For the acquisition, the Company followed purchase accounting conventions as prescribed by ASC 805, “Business Combinations”, to establish the opening balance sheet of the entity. The fair value measurement methods used to estimate the fair value of the assets acquired and liabilities assumed at the acquisition date utilized a number of significant unobservable inputs of Level 3 assumptions. These assumptions included, among other things, projections of future operating results, the implied fair value of assets using an income approach by preparing a discounted cash flow analysis and other subjective assumptions.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) and average cost methods. The Company writes down inventories for estimated obsolescence or unmarketable inventory to estimated market value based upon assumptions about future demand and market conditions.

Property, Plant, Equipment and Mineral Interests

Property, plant, equipment and mineral interests are recorded at cost. The Company provides for depreciation, depletion or amortization on property, plant, equipment and mineral interests using the straight-line method over the estimated useful lives of the assets, which are generally 29-90 years for mineral interests, 20 to 30 years for buildings, 3 to 10 years for machinery and equipment, and 3 to 7 years for software. Leasehold improvements are depreciated over the shorter of the lease term or the estimated life of the improvement. Improvements which

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

extend the useful life of property are capitalized, while repair and maintenance costs are charged to operations as incurred.

Impairment of Long-Lived Assets and Goodwill

The Company regularly assesses long-lived assets for impairment when events or circumstances indicate their carrying amounts may not be recoverable. Recoverability of amortizing intangibles, property, plant, equipment and mineral interests is evaluated by comparing the carrying amount of the asset or group of assets against the estimated undiscounted future cash flows expected to result from the use of the asset or group of assets and its eventual disposition. If the undiscounted cash flows are less than the carrying value of the asset or group of assets being evaluated, an impairment loss is recorded. An impairment loss is measured as the difference between the fair value and carrying value of the asset or group of assets being evaluated. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less cost to sell. The estimated fair value is based on the best information available under the circumstances, including prices for similar assets or the results of valuation techniques, including the present value of expected future cash flows using a discount rate commensurate with the risks involved.

Goodwill and tradenames are not amortized, but rather tested for impairment, at least annually or more frequently, if indicators of impairment exist.

The process of evaluating the potential impairment is highly subjective and requires significant judgment at many points during the analysis. In estimating the fair value, the Company makes estimates and judgments about the future cash flows. The Company’s cash flow forecasts are based on assumptions that are consistent with the plans and estimates used by the Company to manage the underlying business. Based upon the Company’s analysis, there is no impairment necessary during 2017. As a result of the acquisition in the current year, Goodwill increased by $2,427.

Deferred Financing Costs

Deferred financing costs are capitalized, netted with the related debt and amortized on a straight line basis, which approximates the effective interest rate method, over the life of financing obtained. Amortization recorded, as a component of interest expense, on the consolidated Statements of Income was approximately $970 for the year ended November 30, 2017.

Income Taxes

Current income taxes are provided for based upon income for financial statement purposes. Deferred tax assets and liabilities are established based on the difference between the financial statement and income tax basis of assets and liabilities. The Company is included in the consolidated return of its Parent. It prepares its income tax provision on a separate return basis. A valuation allowance is recorded when there is uncertainty on the realization of deferred tax assets. The Company’s practice is to recognize interest and penalties on uncertain tax positions in the provision for income taxes in the Consolidated Statement of Income. The Company measures uncertain tax provisions and believes that all positions would, more likely than not, sustain an audit.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Reclamation Costs

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred. Accounting principles require the Company to record a liability for the present value of the estimated reclamation costs and the related asset created with it. The liability is accreted and the asset is depreciated over the life of the related asset. Adjustments for changes resulting from the passage of time and changes to either the timing or the amount of the original present value estimate underlying the obligation will be made when appropriate. The gross reclamation liability at November 30, 2017 was $43,076. The net reclamation liability included in Other Long-Term Liabilities on the consolidated balance sheet was $2,733 at November 30, 2017. The change in the liability represents the accretion of the liability, and the addition of the EPECC obligations.

Foreign Currency Translation

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars. Foreign assets and liabilities recorded in the local currency are translated into U.S. dollars using the exchange rates in effect at each balance sheet date. Results of operations are translated using the average exchange rates throughout the period. The effects of exchange rate fluctuations on translation of assets and liabilities are reported as a separate component of Accumulated Other Comprehensive Loss included in Stockholders’ Equity.

New Accounting Pronouncements

In February 2018, the FASB issued ASU 2018-02 to provide entities with an option to reclassify certain “stranded tax effects” resulting from the recent US tax reform from accumulated other comprehensive income to retained earnings. It is effective for fiscal years beginning after December 15, 2018. Management is currently evaluating this new pronouncement, but it is not expected to have a material impact on the consolidated financial statements.

In January 2018, the FASB issued ASU-2018-01 to ease the adoption of ASU 2016-02, Leases, for entities with land easements that exist or expire before the adoption of Topic 842. This ASU will benefit entities that do not account for land easements as leases under existing GAAP. The Company is currently evaluating the impact, if any, of this new pronouncement.

In March 2017, the FASB issued ASU 2017-07 to improve the presentation of net periodic pension cost and net periodic postretirement benefit costs in the income statement. It is effective for years beginning after December 15, 2018 and will impact the classification of pension expense on the income statement by moving certain costs to non-operating expense.

In January 2017, the FASB issued ASU 2017-04 simplifying the accounting for goodwill impairment for all entities. The new guidance eliminates the requirement to calculate the implied fair value of goodwill (Step 2 of the current two-step goodwill impairment test under ASC 350). Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 of the current two-step goodwill impairment test). The ASU is effective prospectively for reporting periods beginning after December 15, 2021 with early adoption permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on our goodwill impairment testing process and consolidated financial statements.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

In November 2016, the FASB issued ASU 2016-18 amending the presentation of restricted cash within the statement of cash flows. The new guidance requires that restricted cash be included within cash and cash equivalents on the statement of cash flows. The ASU is effective retrospectively for reporting periods beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15 clarifying how entities should classify certain cash receipts and payments on the statement of cash flows. The new guidance addresses classification of cash flows related to the following transactions: 1) debt prepayment or debt extinguishment costs; 2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) contingent consideration payments made after a business combination; 4) proceeds from the settlement of insurance claims; 5) proceeds from the settlement of corporate-owned life insurance policies; 6) distributions received from equity method investees; and 7) beneficial interests in securitization transaction. ASU 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018 and requires retrospective application. Early adoption is permitted. The Company does not believe this will have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model which is a new impairment model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probable a loss has been incurred. This ASU is effective for interim and annual reporting periods beginning after December 15, 2020. This Company is currently evaluating the impact of the new guidance on our consolidated financial statements and related disclosures. This ASU applies to trade accounts receivable.

In February 2016, the FASB issued ASU 2016-02 amending the existing accounting standards for lease accounting and requiring lessees to recognize lease assets and lease liabilities for all leases with lease terms of more than 12 months, including those classified as operating leases. Both the asset and liability will initially be measured at the present value of the future minimum lease payments, with the asset being subject to adjustments such as initial direct costs. Consistent with current U.S. GAAP, the presentation of expenses and cash flows will depend primarily on the classification of the lease as either a finance or an operating lease. The new standard also requires additional quantitative and qualitative disclosures regarding the amount, timing and uncertainty of cash flows arising from leases in order to provide additional information about the nature of an organization’s leasing activities. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019 and requires modified retrospective application. Early adoption is permitted. Management is currently evaluating the impact of this statement.

In November 2015, the FASB issued ASU 2015-17, Income Taxes - Balance Sheet Classification of Deferred Taxes, which will require the presentation of deferred tax liabilities and asset be classified as non-current on balance sheets. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early application is permitted for all entities as of the beginning of an interim or annual reporting period.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The amendments may be applied prospectively or retrospectively to all periods presented. The adoption of this standard will only impacted deferred tax presentation on our balance sheet and related disclosure.

In May 2014, the FASB issued new revenue recognition guidance under ASU 2014-09 that will supersede the existing revenue recognition guidance under U.S. GAAP. The new standard focuses on creating a single source of revenue guidance for revenue arising from contracts with customers for all industries. The objective of the new standard is for companies to recognize revenue when it transfers the promised goods or services to its customers at an amount that represents what the company expects to be entitled to in exchange for those goods or services. In July 2015, the FASB deferred the effective date by one year (ASU 2015-14). This ASU will now be effective for annual periods, and interim periods within those annual periods, beginning on or after December 15, 2018. Since the issuance of the original standard, the FASB has issued several other subsequent updates including the following: 1) clarification of the implementation guidance on principal versus agent considerations (ASU 2016-08); 2) further guidance on identifying performance obligations in a contract as well as clarifications on the licensing implementation guidance (ASU 2016-10); 3) rescission of several SEC Staff Announcements that are codified in Topic 605 (ASU 2016-11); 4) additional guidance and practical expedients in response to identified implementation issues (ASU 2016-12); and 5) technical corrections and improvements (ASU 2016-20). The Company is currently evaluating the impact of this statement, if any, on the consolidated financial statements.

Subsequent Events

The consolidated financial statements and related disclosures include an evaluation of events up to and through July 13, 2018, which is the date the consolidated financial statements were available to be issued. On May 1, 2018, the Company closed on its previously announced definitive agreement to be acquired by U.S. Silica Holdings, Inc., a producer of commercial silica used in the oil and gas industry for $750 million, subject to working capital adjustments.

3.    Inventories

Inventories consisted of the following:

November 30, 2017

Raw materials	$17,072
Finished goods	13,215
Supplies	13,277

$43,564

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

4.    Property, Plant, Equipment and Mineral Interests – Net

Property, plant, equipment and mineral interests consisted of the following:

November 30, 2017

Land	$15,449
Mineral interests	108,144
Buildings	16,281
Machinery and equipment	120,661
Transportation equipment	2,056
Asset retirement obligation	2,261
Furniture and fixtures	3,778
Construction-in-process (estimate to complete $9,340)	23,003
Subtotal	291,633
Less: accumulated depreciation and depletion	(73,559)
$218,074

Depreciation expense was approximately $14,223 for the year ended November 30, 2017. Depletion of mineral interests was $1,595 for the year ended November 30, 2017.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

5.    Intangible Assets, Net

Intangible assets consisted of the following:

November 30, 2017	Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net

Amortized Intangible Assets
Customer relationships	10	$7,903	$(5,006)	$2,897
Customer relationships - Moltan	10	410	(194)	216
Customer relationships - EPECC	2	3,800	(713)	3,087
Permits	68	7,508	(699)	6,809
Permits – Moltan	30	255	(40)	215
Permits – EPECC	5	130	(11)	119
Trademarks - EPECC	19	45	(1)	44
Patents – EPECC	6	330	(21)	309
Technology	14	361	(160)	201
Website	5	11	(11)	-
Website - EPECC	3	20	(3)	17
Subtotal		20,773	(6,859)	13,914
Tradenames		1,675	-	1,675
Total Intangible Assets, Net		$22,448	$(6,859)	$15,589

Aggregate amortization expense, including for other assets for the year ended November 30, 2017 was approximately $1,913.

The weighted average remaining life for amortized intangible assets is approximately 31 years at November 30, 2017. At November 30, 2017, estimated annual amortization expense through 2022 and thereafter related to its intangible assets is as follows:

2018	$2,965
2019	2,252
2020	1,065
2021	794
2022	258
Thereafter	6,580

$13,914

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

6.    Other Accrued Liabilities

Other accrued liabilities consisted of the following:

November 30, 2017
Compensation and employee benefits	$5,535
Interest	81
Other	3,493
Total Other Accrued Liabilities	$9,109

7.    Income Taxes

The following is a summary of the sources of income before the income tax provision:

November 30, 2017

United States	$3,485
Foreign	1,543
Income Before Income Taxes	$5,028

The following is a summary of the components of the income tax provision:

November 30, 2017

Current
Federal and state	$3,240
Foreign	224
Total Current	3,464
Deferred	(2,420)
$1,044

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The following is a reconciliation of the Company’s tax provision to the federal statutory rate (in thousands of dollars):

November 30, 2017

Income Before Tax	$5,028
Statutory rate	35%
Expense at Statutory Rate	1,760
U.S. Permanent items	(1,248)
State taxes	112
Foreign rate differential	(316)
Other	736
Income Tax Expense	$1,044

Components of the deferred tax balances are as follows:

November 30, 2017

Current Deferred Tax Assets Attributed To:
Reserves, accruals and inventories	$1,785
Current Deferred Tax Assets	1,785
Noncurrent Deferred Tax Assets (Liabilities) Attributed To:
Stock options	1,046
Intangible assets	(5,201)
Pension and other benefits	3,454
Property, plant, equipment and mineral interests	(44,790)
Net Noncurrent Deferred Liabilities	$(45,491)
Total Deferred Tax Liabilities, Net	$(43,706)

As of November 2017, the Company has not provided for U.S. deferred income taxes and foreign withholding tax on the unremitted earnings of the Company’s international subsidiaries because such earnings are considered permanently reinvested and it is not practical to estimate the amount of income taxes that may be payable upon distribution. The Company has generated a $2.6 million alternative minimum tax (“AMT”) credit due to preference differences related to tax depletion. As the Company intends to generate permanent preference adjustments for depletion for AMT purposes indefinitely, a full valuation allowance has been applied towards the AMT tax credit carryforward.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The Company’s income tax returns are subject to review and examination by federal, state, and international government authorities. The years open to examination by federal, state, and international government authorities varies by jurisdiction.

The Tax Cuts and Jobs Act (the Tax Act) was signed into law on December 22, 2017. The Tax Act changed many aspects of U.S. corporate income taxation and included reduction of the corporate income tax rate from 35% to 21%, implementation of a territorial tax system and imposition of a transition tax on deemed repatriated earnings of foreign subsidiaries.

8.    Pension Plans

Pension and Other Post-Retirement Benefit Plans

Certain of the Company’s employees are covered by various pension or profit sharing retirement plans. The Company’s funding policy for defined benefit plans is to fund amounts on an actuarial basis to provide for current and future benefits in accordance with the funding guidelines of ERISA.

Plan benefits for salaried employees were based primarily on an employee’s final average earnings through January 1, 2004 and a percentage of annual pensionable pay from January 1, 2004 through December 31, 2006. Plan benefits for hourly employees were typically based on a dollar unit multiplied by the number of service years, although the benefits changed to a flat dollar amount plus interest for some hourly employees for the period January 1, 2004 through December 31, 2006.

Effective January 1, 2007, all pension plans were closed to new entrants.

Weighted average assumptions for pension and post-retirement benefits for the years ended November 30, 2017 were as follows:

To Determine Net Periodic Costs	2017

Discount rate	4.10%
Expected rate of return on plan assets	7.15
Rate of compensation increase	3.00

To Determine Benefit Obligations	2017

Discount rate	3.65%
Expected rate of return on plan assets	7.15

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The following table contains the accumulated benefit obligation and reconciliations of the changes in the projected benefit obligations and the funded status:

November 30, 2017	Pension Benefits

Changes in Benefit Obligation, beginning of year	$29,399
Service cost	282
Interest cost	959
Actuarial loss	1,272
Benefits paid	(1,250)
Benefit Obligation, end of year	$30,662
Change in Plan Assets Fair Value of Plan Assets, beginning of year	$19,932
Actual return on Plan Assets	1,796
Employer contributions	1,435
Benefits paid	(1,250)
Fair Value of Plan Assets, end of year	$21,913
Underfunded Status	$8,749

Amounts recognized in the consolidated balance sheet consisted of:

November 30, 2017	Pension Benefits

Pension Liability (current)	$(1,017)
Pension Liability (non-current)	$(7,732)
Total Accumulated Other Comprehensive Loss, Before Tax Effect	$(7,333)
Total Accumulated Other Comprehensive Loss, Net of Tax	$(4,177)

Net periodic pension costs are based on valuations performed by its actuary as of measurement dates on November 30, 2017. The components of the costs are as follows:

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Year ended November 30, 2017	Pension Benefits

Service cost-benefits earned during the year	$282
Interest cost on projected benefit obligations	959
Expected return on plan assets	(1,385)
Amortization of net loss	366
Net Periodic Benefit Expense	$222

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Other changes in plan assets and benefit obligations recognized in Other Comprehensive Loss are as follows:

Year ended November 30, 2017	Pension Benefits

Current Year Actuarial Loss/Total Recognized in Other Comprehensive Loss, Before Tax Effect	$(496)

Total Recognized in Net Periodic Benefit Cost and Other Income Comprehensive Loss, After Tax	$(305)

The overall expected long-term rate of return on plan assets assumption is based on: (1) the target asset allocation for plan assets, (2) long-term forecasts for asset classes employed, and (3) the active management of all returns greater than its expected long-term rate of return. The Company also compares its expected rate of return on plan assets with its historical returns for reasonableness.

Pension plan assets are invested in a diversified mix of traditional asset classes. Investments in U.S. and foreign equity securities, fixed income securities, treasury inflation protected securities, and cash are made to maximize long-term returns while recognizing the need for adequate liquidity to meet on-going benefit and administrative obligations. Risk tolerance of unexpected investment and actuarial outcomes is continually evaluated by understanding the pension plan’s liability characteristics.

The following table presents, for each of the fair value hierarchy levels, pension plan assets that are measured at fair value at November 30, 2017:

November 30, 2017	Level 1	Level 2	Level 3	Total

Vanguard Mutual Funds (A)
Long duration fixed income	$12,631	-	-	$12,631
Large cap equity	1,075	-	-	1,075
Global equity	1,539	-	-	1,539
Small cap equity	622	-	-	622
Cash and Equivalents	563	-	-	563

Assets Measured by Fair Value Hierarchy	$16,430	-	-	$16,430

Assets Measured at Net Asset Value
Skybridge Multi-advisor Fund (B)				$5,483

Total				$21,913

The Company expects to contribute approximately $1,017 into its pension plans in 2018.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The following summarizes the current year investments held by the pension plans:

(A) Vanguard Mutual Funds

The Company’s mutual funds hold a diverse range of underlying investments, including fixed income securities, such as bonds, and equity securities, such as foreign and domestic common stock of both small and large market capitalization companies.

There are no restrictions on the liquidity of these investment funds, they are traded on a daily basis, and are classified as Level 1 in the fair value hierarchy.

(B) Skybridge Multi-advisor Fund

The investment objective of the Company’s hedge fund is to achieve capital appreciation principally through investing in investment funds managed by third-party investment managers that employ a variety of alternative investment strategies.

The Company’s investment in the hedge fund is carried at fair value as determined by the Company’s pro-rata interest in the net assets of the hedge fund. The hedge fund’s net asset value is computed as of the last business day of each month. Fair value as of each month-end is ordinarily the value determined as of month-end for each investment fund within the hedge fund in accordance with the investment fund’s valuation policies and reported at the time of the hedge fund’s valuation, but may be subject to certain adjustments. In general, the hedge fund’s interest in an investment fund represents the amount that the Company could reasonably expect to receive from an investment fund if the interest owned by the hedge fund were redeemed at the time of valuation.

This investment is redeemable on a quarterly basis with 65 days’ notice and there is no lock up on redemptions. On December 31, 2017, the Company redeemed its holdings in this fund and transferred the balance to a PIMCO mutual fund.

The following table summarizes expected benefit payments from the pension and post-retirement plans through fiscal year 2027. Actual benefit payments may differ from expected benefit payments.

Pension Benefits

2018	$1,653
2019	1,693
2020	1,780
2021	1,814
2022	1,864
2023 - 2027	9,875

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The following amounts relate to pension plans with an accumulated benefit obligation in excess of plan assets:

November 30, 2017

Projected benefit obligation (PBO)	$30,662
Accumulated benefit obligation (ABO)	30,573
Fair value of plan assets	21,913

Compensation Plans

The Company offers 401(k) savings plans to certain employees. Participants may contribute a portion of their earnings. The Company matches a percentage of these contributions, up to limits as defined by the plans. The Company’s matching cost for these plans for the year ended November 30, 2017 was approximately $1,018.

9.    Long-Term Debt

Long-term debt consisted of the following:

November 30, 2017

1st Lien loan	$232,433
2nd Lien loan	70,000
Capital leases	165
Less: unamortized discount and debt issuance costs	(4,568)
Long-Term Debt	298,030
Less: current portion	(694)
Long-Term Debt, Net of Current Portion	$297,336

1st Lien Credit Agreement

In August 2014, the Company entered into a 1st Lien Credit Agreement comprised of $180,000 Term Loan facility and a $25,000 Revolving Loan facility. The facilities were issued with an aggregate original issue discount of $1,025 which is being amortized to interest expense over the term of the loan. In April 2017, the Company made a 1st Lien Debt principal payment of $5,255, resulting from the 2016 Excess Cash Flow calculation in its Credit Agreement.

In July 2017, the Company entered into an amendment to the 1st Lien Credit Agreement to borrow an additional $62,500 under the Term Loan facility. The proceeds from this borrowing were used to complete the acquisition of certain assets from BASF Corporation, including the Jackson, MS operation for EPECC. This facility was issued with an original issue discount of $156, which is being amortized to interest expense over the remaining term of the loan.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The Credit Agreement is secured by substantially all assets of the Company. The Credit Agreement permits the issuance of letters of credit totaling up to $15,000, of which $500 were outstanding at November 30, 2017. No amounts were outstanding under the revolving loan facility at November 30, 2017. The Company pays a 0.5% commitment fee on unused borrowings and 4.5% on outstanding letters of credit.

The Credit Agreement bears interest at either a Prime based or LIBOR based rate, at the Company’s option. The LIBOR based rate has a rate floor of 1.0%. The effective interest rate was 6.0% at November 30, 2017. The 1st Lien loan requires quarterly amortization payments of $156 until February 2020, and then quarterly amortization payments of $606 until maturity in August 2020. The Credit Agreement has certain affirmative and negative covenants, including Consolidated Leverage Ratio. The Company was in compliance with all covenants at November 30, 2017.

2nd Lien Credit Agreement

In August 2014, the Company entered into a 2nd Lien Credit Agreement totaling $70,000, with an original discount of $1,050, which is being amortized to interest expense over the term of the loan, maturing in August 2021. The 2nd Lien Credit Agreement bears interest at either a Prime based on LIBOR based rate, at the Company’s option. The LIBOR rate has a rate floor of 1.0%. The effective interest rate was 9.0% at November 30, 2017.

Future Payments

Future long-term debt maturities, as of November 30, 2017 are as follows:

2018	$694
2019	721
2020	231,183
2021	70,000
Total Future Maturities	302,598
Less unamortized original issue discount and debt issuance costs	(4,568)
Total Long-Term Debt	$298,030

10.    Stock Option Plan

The Company has a stock option plan (the “Plan”) which provides for the grant of stock options to officers, employees, and directors of the Company. There are 60,000 shares authorized for issuance under the Plan at November 30, 2017. There are two tranches of stock options. The first have an exercise price of $88.50 per share. The second tranche exercise price is at $221.25 per share. The options vest evenly at each of the annual anniversary dates of the option grants and become fully vested in four years. The majority of the options were granted in 2011.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The Company estimates the fair value of stock options using the Black-Scholes pricing model. The Black-Scholes model requires various judgments and inputs, including time period the options are expected to remain outstanding, stock price, future volatility, dividend yield, risk-free interest rate, and forfeiture rate. The fair value of the awards is recorded as compensation expense, within General and administrative expenses in the Consolidated Statements of Operations, over the respective vesting period.

11.    Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

Year ended November 30, 2017	Before Tax Amount	Tax Expense (Benefit	Net-of-Tax Amount

Foreign currency translation adjustments	$(671)	-	$(671)
Changes in pension and post-retirement benefits	(7,333)	3,156	(4,177)
Accumulated Other Comprehensive Loss	$(8,004)	$3,156	$(4,848)

12.    Related Party Transactions

The Company’s shareholder group charged management fees of $1,989 during the year ended November 30, 2017, exclusive of the $0.6 million of related party fees charged as part of the Company’s 2017 acquisition. In addition, the Company has a $1.1 million payable to the shareholder group at November 30, 2017.

13.    Commitments and Contingencies

Environmental Matters

The Company is subject to extensive and evolving federal, state, local, and international environmental laws and regulations. Compliance with such laws and regulations can be costly. Governmental authorities may enforce these laws and regulations with a variety of enforcement measures, including monetary penalties and remediation requirements. The Company has policies and procedures in place to ensure that its operations are conducted in compliance with such laws and regulations and with a commitment to the protection of the environment.

Operating Leases

Future minimum rental commitments over the next five years as of November 30, 2017, under noncancellable operating leases, which expire at various dates, are approximately as follows: $2.1 million in 2018, $1.6 million in 2019, $1.3 million in 2020, $1.1 million in 2021; and $5.0 million thereafter. Rent expense was approximately $2,855 for the year ended November 30, 2017. The Company leases a portion of its mines under evergreen leases.

EP Acquisition Parent, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Other

From time to time, the Company may be a party to lawsuits and legal proceedings arising in the ordinary course of business. In the opinion of the Company’s management, these matters, individually and in the aggregate, are not expected to have a material adverse effect on the financial condition and the results operations and cash flows of the Company. Based on changes in circumstances or unforeseen future events, actual results could materially differ from these estimates.